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                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT
                               (STEVEN S. FISHMAN)

           EMPLOYMENT AGREEMENT (the "Agreement"), dated as of September 25, 2001 (the "Effective Date"), by and among FNC Holdings Inc. ("Holdings"), Frank's Nursery & Crafts, Inc. (the "Company") and Steven S. Fishman (the "Executive").

           WHEREAS, Holdings and the Company are each debtors-in-possession in chapter 11 proceedings pending in the United States Bankruptcy Court for the District of Maryland, Baltimore division (the "Bankruptcy Court"); and

           WHEREAS, Holdings and the Company each consider it essential to its best interests to employ Executive as the Chief Executive Officer of each of Holdings and the Company, and Executive is willing to accept such employment; and,

           WHEREAS, Holdings, the Company and Executive desire to enter into an agreement embodying the terms of such employment;

           NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

           1.   TERM OF EMPLOYMENT; EXECUTIVE REPRESENTATION.

                (a) Employment Term. Executive shall be employed by Holdings and the Company for a period commencing as of the Effective Date and ending on January 31, 2005 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement.

                (b) Executive Representation. Executive hereby represents, warrants, and covenants that he is not and shall not be, during the Employment Term, subject to any employment or consulting agreement or other document with another employer or with any business as to which Executive's employment by the Company and provision of services in the capacity contemplated herein would be a breach. Executive hereby represents, warrants, and covenants that he is not and shall not be subject to any agreement which prohibits Executive during the Employment Term from any of the following: (i) providing services for the Company in the capacity contemplated by this Agreement; (ii) competing with, or in any way participating in, a business which includes the Company's business;
(iii) soliciting personnel of any former employer or other business to leave such former employer or to leave such other business; and (iv) soliciting customers of any former employer or other business on behalf of another business. Further, the Executive is not aware of the existence of any circumstances that could materially interfere with his duties under this Agreement, and the Executive represents and warrants that there is no pending or threatened litigation against him. Executive also represents that to the extent that he has received any confidential information from the Company prior to the date hereof, he has not used or disclosed such information in any manner inconsistent with Section 9 hereof.



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                (c) Prior Agreements. This Agreement supersedes all prior
agreements and understandings (including verbal agreements) between Executive, Holdings and/or the Company and/or any of their affiliates regarding the terms and conditions of Executive's employment with Holdings, the Company and/or any of their affiliates.

           2.   POSITION.

                (a) During the Employment Term, Executive shall serve on a full-time basis as the Chief Executive Officer of Holdings and the Company, and Holdings shall use reasonable best efforts to ensure that Executive is elected to serve, following due nomination and Executive's agreement to serve, as a member of the Board of Directors of each of Holdings and the Company. Executive shall principally perform his duties to Holdings and the Company from the Company's offices in the Troy, Michigan metropolitan area, subject to normal and customary travel requirements in the conduct of such business. Executive shall establish his primary domicile in the Troy, Michigan metropolitan area by the later of: (i) the expiration of the Relocation Period (as defined herein); and
(ii) the effective date of a Plan of Reorganization for the Company. In such positions, Executive shall have (i) the duties and responsibilities of the Chief Executive Officer which are set forth in the respective bylaws of Holdings and the Company, (ii) primary responsibility for the development, subject to the approval of the "Board" (as defined below), and implementation of the business plans and strategies of Holdings and the Company, and (iii) such other duties and responsibilities consistent with Executive's position and this Agreement which the respective Boards of Directors of Holdings and the Company from time to time may assign to Executive. References in this Agreement to the "Board" shall mean, collectively, the Boards of Directors of both Holdings and the Company, which at all times shall act in concert and in a consistent manner with respect to matters relating to or involving Executive and with respect to actions to be taken by the Board under this Agreement. Executive shall report directly to the Board.

                (b) During the Employment Term, Executive will devote his full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, either directly or indirectly, without the prior written consent of the Board. The Company and Holdings agree that Executive may continue to serve as an outside member of the Board of Directors of Rhodes Holdings, Inc.. Executive also may engage in volunteer work for charities and other non-profit organizations, provided that such volunteer work does not interfere with his duties to the Company.

           3. BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of six hundred thousand dollars ($600,000), payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in his Base Salary, if any, as may be determined from time to time in the sole discretion of the Compensation Committee of the Board.


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           4.   BONUS PAYMENTS.

                (a) Sign-On Bonus. As soon as practicable following the Effective Date, the Company shall pay Executive a sign-on bonus equal to two-hundred thousand dollars ($200,000), payable in a lump-sum.

                (b) Retention Bonus. Within ten business days following confirmation of the Company's plan of reorganization pursuant to chapter 11 of the United States Bankruptcy Code (the "Plan Effective Date"), the Company shall pay Executive a retention bonus equal to two-hundred thousand dollars ($200,000), payable in a lump-sum, provided Executive is employed by the Company on the Plan Effective Date.

                (c) Annual Bonus. With respect to each fiscal year during the Employment Term, commencing with the fiscal year ending during calendar year 2003, the Company shall pay Executive an annual bonus (an "Annual Bonus") in such amount, if any, as determined in the sole discretion of the Compensation Committee of the Board, based on Executive's performance and the Company's EBITDA Plan, as such Plan is approved by the Board and, if applicable, the Official Unsecured Creditors' Committee in the Company's chapter 11 case; provided, however, that for the fiscal year ending during calendar year 2003, Executive's Annual Bonus shall be equal to the sum of the following:

                (i) fifty-percent (50%) of Base Salary, provided the Company meets or exceeds the Plan EBITDA; plus

                (ii) if the Company exceeds the Plan EBITDA, 2.5% of Base Salary for every one percentage point of EBITDA in excess of the Plan EBITDA (the "Excess EBITDA Amount"), up to a maximum of 50% of Base Salary (the "Additional Amount"), provided, however, that the Additional Amount may not exceed 10% of the Excess EBITDA Amount. In the event the Additional Amount exceeds 10% of the Excess EBITDA Amount, the Additional Amount shall be reduced so that the Additional Amount equals 10% of the Excess EBITDA Amount. Such Additional Amount shall be pro-rated between full percentage points.

           Executive's Annual Bonus program for each fiscal year subsequent to the fiscal year ending during calendar year 2003 shall be established not later than thirty (30) days after the commencement of the particular fiscal year and shall provide Executive with an opportunity to earn an Annual Bonus at least equal to Executive's potential Annual Bonus for the fiscal year ending during calendar year 2003.

           5. EMPLOYEE BENEFITS. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company's employee benefit plans as in effect from time to time, life insurance, health insurance and short term and long term disability insurance, retirement benefits, three weeks' paid vacation per annum, and fringe benefits (collectively "Employee Benefits") on the same basis as those benefits are generally made available to other senior executives of the Company.



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           6.   EXPENSES.

                (a) Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company or Holdings, as applicable, in accordance with their respective policies.

                (b) Automobile Expenses. During the Employment Term, the Company shall pay Executive $1,250 per month for expenses relating to Executive's lease and maintenance of an automobile.

                (c) Temporary Housing. Executive shall be reimbursed for the cost of renting a temporary apartment, with maid service, in the Troy, Michigan metropolitan area, at a total cost not to exceed $2,250 per month, for the period commencing on the Effective Date (or such later date on which the Executive first rents such apartment) and ceasing on the earlier to occur of:
(i) the first anniversary of the Effective Date or (ii) the date the Executive occupies a primary domicile in the Troy, Michigan metropolitan area (the "Relocation Period"). In addition, the Company shall make an additional payment or payments to make Executive whole for any federal, state or local taxes incurred by him on account of any payments or benefits referred to in this
Section 6(c), including but not limited to taxes on each additional payment made pursuant to this sentence.

                (d) Moving Expenses. The Company shall reimburse the Executive, upon presentation of appropriate receipts, for the reasonable expenses incurred by the Executive in transporting his belongings to one location in the Troy, Michigan area from Omaha, Nebraska.

                (e) Temporary Hotel/Airfare Expenses. During the Relocation Period, Executive shall be reimbursed for: (i) reasonable hotel expenses until the apartment referred to in Section 6(c) above has been rented, not to exceed a total of thirty (30) days of a hotel room; and (ii) the airfare of either Executive or his spouse, for coach-class travel, not more often than bi-weekly, between Omaha, Nebraska and Troy, Michigan.

          7. TERMINATION. The Employment Term and Executive's employment hereunder may be terminated by Holdings, the Company or Executive at any time and for any reason, subject to the notice requirements set forth below. Notwithstanding any other provision of this Agreement, the provisions of this Section shall exclusively govern Executive's rights upon termination of employment with the Holdings and the Company.

                (a) By Holdings or the Company For Cause or By Executive Resignation Without Good Reason.

                (i) The Employment Term and Executive's employment hereunder may be terminated by Holdings or the Company for Cause (as defined below) upon 30 days advance written notice specifically setting forth the nature of the Cause which is the reason for such termination, unless within 15 days after receiving such notice, Executive shall have cured such Cause to the reasonable satisfaction of the Board. Termination shall be effected by a majority vote of the Board at a meeting at which Executive shall have had the opportunity (along with counsel) to be heard. Any voluntary termination of employment by Executive in



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anticipation of an involuntary termination of Executive's employment for Cause shall be deemed to be a termination of Executive's employment for Cause. The Employment Term and Executive's employment hereunder also may be terminated by Executive's resignation without Good Reason (as defined in Section 7(c)); provided that Executive shall give Holdings and the Company at least 30 days advance written notice of a resignation without Good Reason.

                (ii) For purposes of this Agreement, "Cause" shall mean: (A) gross neglect or willful and continuing refusal to substantially perform Executive's duties hereunder (other than due to physical or mental disability or infirmity); (B) willfully engaging in conduct which Executive knows or should know is injurious to Holdings or its affiliates (including the Company); or (C) a conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving dishonesty with respect to Holdings or the Company.

                (iii) If Executive's employment is terminated for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                (A) the Base Salary through the date of termination;

                (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

                (C) reimbursement for any unreimbursed business expenses (whether on behalf of the Company or on behalf of Holdings) properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

           Following such termination of Executive's employment for Cause or resignation by Executive without Good Reason, except as set forth in this
Section 7(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except any earned but unpaid amounts due under Sections 4(a) or 4(b) hereof.

                (b) Disability or Death.

                (i) The Employment Term and Executive's employment hereunder shall terminate upon his death, and may be terminated by Holdings or the Company due to Executive's Disability. For purposes of this Agreement, "Disability" shall mean the inability of Executive to substantially perform in all material respects his duties and responsibilities hereunder by reason of a physical or mental disability or infirmity, which inability is reasonably expected to be permanent and has continued: (A) for six consecutive months, or (B) such shorter period as the Board (or a committee designated by the Board) may reasonably determine in good faith. The determination of whether Executive is Disabled shall be made by the Board (or such committee) based upon such evidence as it deems necessary and appropriate.



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                (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or his estate (as the case may be) shall be entitled to receive:

                (A) the Accrued Rights;

                (B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive for the fiscal year in which the termination of employment occurs determined as if Executive's employment had not terminated and multiplied by the percentage of such fiscal year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive's employment not terminated (the "Pro-Rata Bonus");

                (C) in the case of a termination of Executive's employment due to Disability, if Executive is covered by a permanent disability policy sponsored by the Company and the Board (or a committee designated by the Board) determines a period in Section 7(b)(i)(B) above that is shorter than the elimination period of such policy, continued payment of the Base Salary until the earlier of (x) six months following the date of termination due to Disability, and (y) the date that benefits become available to Executive under such policy; and

                (D) payment by the Company, on behalf of Executive, or in the case of death, his dependents, of any amounts necessary for continuation of medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for the Executive and his covered dependents during the period that the Executive, or in the case of death, his dependents, are eligible for COBRA coverage; provided, that the Company's obligation to make such payments shall terminate in accordance with the termination provisions of COBRA.

           Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except any earned but unpaid amounts due under Sections 4(a) or 4(b) hereof.

                (c) By Holdings or the Company Without Cause or Resignation by Executive for Good Reason.


                (i) The Employment Term and Executive's employment hereunder may be terminated by Holdings or the Company without Cause or by Executive's resignation for Good Reason; provided, that written notice specifically setting forth the nature of the Good Reason which is the reason for such termination shall be given to Holdings by Executive at least 45 days prior to the intended termination date, and Holdings and/or the Company shall have the opportunity to cure the Good Reason during the first 30 days of such notice period. If no notice is given by Executive to Holdings within 90 days after the event giving rise to Good Reason, the Good Reason shall be deemed to be waived.



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                (ii) For purposes of this Agreement, "Good Reason" shall mean:
(A) a significant reduction (10% or more) in Executive's overall level of fringe benefits taken as a whole (excluding for this purpose any bonus, incentive compensation, stock option plan or other similar plan, program or benefit), unless such reduction in benefits is generally applicable to other employees of the Company or generally applicable to other participants in a particular plan or program, (B) a substantial diminution in Executive's duties and responsibilities which have the effect of causing Executive's position to be of significantly lesser importance or influence, (C) a failure of Executive to be elected to serve, following due nomination and Executive's agreement to serve, as a member of the Board of Directors of each of Holdings and the Company, or
(D) a change in reporting requirements such that Executive is not reporting directly and solely to the Board. Good Reason does not include voluntary retirement.

                (iii) If Executive's employment is terminated without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

                (A) the Accrued Rights;

                (B) subject to Executive's continued compliance with the provisions of Sections 8 and 9, continued payment of the Base Salary until the later of: (x) eighteen months after the date of such termination or (y) the expiration of the Employment Term determined as if such termination had not occurred; provided, that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates;

                (C) the Pro-Rata Bonus; and,

                (D) payment by the Company, on behalf of Executive, of any amounts necessary for continuation of medical insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), for the Executive and his covered dependents during the period that the Executive is eligible for COBRA coverage; provided, that the Company's obligation to make such payments shall terminate in accordance with the termination provisions of COBRA.

           Following Executive's termination of employment without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement, except any earned but unpaid amounts due under Sections 4(a) or 4(b) hereof.

                (d) Expiration of Employment Term.

                (i) Election Not to Extend the Employment Term. In the event the parties do not elect in writing to extend the Employment Term, Executive shall be entitled to receive the Accrued Rights (which, for this purpose, shall include the Annual Bonus for the final


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fiscal year of the Employment Term), but shall have no further rights to any other compensation or any other benefits under this Agreement, except any earned but unpaid amounts due under Sections 4(a) or 4(b) hereof.

                (ii) Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive's employment with Holdings and/or the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement, and Executive's employment may thereafter be terminated at will by either Executive, Holdings or the Company, as applicable; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder. Until such termination occurs under this
Section 7(d)(ii), Executive's Base Salary and other benefits and bonus arrangements, as in effect at the expiration of the Employment Term, shall continue in effect.

                (e) Notice of Termination. Any purported termination of employment by Holdings or the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

           8. NON-COMPETITION. (A) Executive acknowledges and recognizes the highly competitive nature of the businesses of Holdings, the Company and their affiliates and accordingly agrees as follows:

                (i) During the Employment Term and for a period of eighteen months following the later of (A) the expiration or termination of the Employment Term or (B) the date the Executive ceases to be employed by either Holdings or the Company (the "Restricted Period"), the Executive will not directly or indirectly: (w) engage in any business for the Executive's own account that competes with the business of Holdings, the Company or their affiliates (including, without limitation, businesses which Holdings, the Company or their affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning); (x) enter the employ of, or render any services to, any person engaged in any business that competes with the business of Holdings, the Company or their affiliates; (y) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of Holdings, the Company or their affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (z) interfere with business relationships (whether formed before or after the date of this Agreement) between Holdings, the Company or any of their affiliates and customers, suppliers, partners, members or investors of Holdings, the Company or their affiliates.

                (ii) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of Holdings, the Company or their affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is


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not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such person.

                (iii) During the Restricted Period, the Executive will not, directly or indirectly, (A) solicit or encourage any employee of Holdings, the Company or their affiliates to leave the employment of Holdings, the Company or their affiliates, or (B) hire any such employee who was employed by Holdings, the Company or their affiliates as of the date of Executive's termination of employment with Holdings, the Company or their affiliates or who left the employment of Holdings, the Company or their affiliates within one year prior to or after the termination of Executive's employment.

                (iv) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with Holdings, the Company or their affiliates any consultant then under contract with Holdings, the Company or their affiliates.

                (b) It is expressly understood and agreed that although Executive, Holdings and the Company consider the restrictions contained in this
Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, then the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, then such finding shall not affect the enforceability of any of the other restrictions contained herein.

           9. CONFIDENTIALITY. Executive will not at any time (whether during or after his employment with Holdings and/or the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Holdings, the Company and any of their subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Holdings or the Company generally, or of any subsidiary or affiliate of Holdings or the Company, provided that the foregoing shall not apply to information which is not unique to Holdings or the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with Holdings and the Company for any reason, he will return immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Holdings, the Company and their affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Holdings, the Company or their affiliates.



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           10.  SPECIFIC PERFORMANCE. Executive acknowledges and agrees that
Holdings' and the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Holdings and/or the Company, without posting any bond, shall be entitled to (a) cease making any payments or providing any benefit otherwise required by this Agreement, unless within 15 days of receiving written notice from Holdings and/or the Company setting forth the breach or threatened breach, Executive shall have cured said breach or threatened breach to the reasonable satisfaction of the Board, and (b) obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

           11.  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Company's obligation to make Gross-Up Payments under this Section 11 shall not be conditioned upon the Executive's termination of employment.

                (b) (i) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young, LLP, or such other nationally recognized certified public accounting firm as may be designated by the Board (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in control which requires a determination under this Section 11, the Board may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. Except as provided in subparagraph 11(b)(ii), any determination by the Accounting Firm shall be binding upon the Company and the Executive.

                (ii) As a result of the uncertainty in the application of
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the "Underpayment"), or that



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Gross-Up Payments will have been made by the Company that should not have been made (the "Overpayments"), in each case consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 11(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. If subsequent to the making of any Payments by the Company the Accounting Firm determines that an Overpayment has been made (whether on the basis of previous error, erroneous facts, changes in law or otherwise), the Executive shall promptly pay to the Company the amount of such Overpayment.

                (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

                (i) give the Company any information reasonably requested by the Company relating to such claim,

                (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company


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

directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 11(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                (e) Notwithstanding any other provision of this Section 11, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

                (f) Definitions. The following terms shall have the following meanings for purposes of this Section 11.

                (i) "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                (ii) A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

           12.  MISCELLANEOUS.

                (a) Bankruptcy Court Approval.

                (i) This Agreement shall be subject to the approval of the Bankruptcy Court.



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


                (ii) The Company shall use commercially reasonable efforts to secure Bankruptcy Court approval of this Agreement, nunc pro tunc to the Effective Date, as soon as reasonably practicable after this Agreement has been executed by all the parties hereto.

                (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                (c) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by Holdings and the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                (d) Holdings Guarantee. Holdings unconditionally guarantees performance of the Company's obligations under this Agreement.

                (e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                (g) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by Holdings and the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when Holdings and the Company notify the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of Holdings and the Company hereunder shall become the rights and obligations of such successor company; provided, however that any such assignee expressly assumes the obligations, rights and privileges of Holdings and the Company under this Agreement; provided further, however, that Holdings and Company shall remain fully liable under this Agreement to the extent that there is any breach of this Agreement by such assignee.

                (h) Mitigation. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than Holdings, the Company or any of their affiliates from the date Executive's employment hereunder is terminated until the end of any applicable post-termination payment period under Section 7 hereof, the amounts payable to Executive during such post-termination payment period pursuant to this Agreement shall be reduced by the amounts of salary, bonus or other cash compensation earned by Executive during such post-termination payment period as a result of

Executive's performing such services (regardless of when such earned amounts are actually paid to Executive).

                (i) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                (j) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

           If to Holdings or the Company:

           FNC Holdings Inc.
           1175 West Long Lake Road
           Troy, Michigan  48098
           Attention:  Larry Lakin

           With a copy to:

           The Cypress Group
           65 East 55th Street
           New York, New York  10022
           Attention:  David P. Spalding

           If to Executive:

           To the most recent address of Executive set forth in the personnel records of the Company.

                (k) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                (l) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                            [SIGNATURE PAGE FOLLOWS]


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



           IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                  /s/ Steven S. Fishman
                                     -----------------
                                  Steven S. Fishman




                                  FNC HOLDINGS INC.



                                  By:/s/Larry T. Lakin
                                     -----------------
                                  Title: Vice Chairman and Chief Financial Officer


                                  FRANK'S NURSERY & CRAFTS, INC.


                                  By:/s/Larry T. Lakin
                                     -----------------
                                  Title: Vice Chairman and Chief Financial Officer







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